Exhibit 99.1

VSE Reports Financial Results for First Quarter 2010

Earnings per Share Increases 14% Year over Year

ALEXANDRIA, Va.--(BUSINESS WIRE)--April 29, 2010--VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for its first quarter ended March 31, 2010.

Financial Results

	Quarter ended March 31,
(in thousands, except per-share data and percentages)	2010	2009	% Change
Revenues	$228,176	$240,455	(5.1)%
Operating income	$8,651	$7,444	16.2%
Operating margin	3.8%	3.1%	22.6%
Net income	$5,398	$4,640	16.3%
Diluted EPS	$1.04	$0.91	14.3%

For the first quarter of 2010, revenues were $228.2 million compared to $240.5 million in the first quarter of 2009. Operating income for the first quarter of 2010 was $8.7 million compared to $7.4 million in the first quarter of 2009.

The decrease in revenue for the first quarter of 2010 as compared to the first quarter of 2009 was primarily caused by the expiration of the Army Equipment Support Program under U.S. Army CECOM’s Rapid Response contract and decreases in engineering and technical services provided to the U.S. Navy. This decline was partially offset by increased equipment repair and refurbishment services performed in Southwest Asia for the U.S. Army and increased ship repair and transfer services.

Operating income for the first quarter of 2010 was $8.7 million, an increase of 16.2% compared to $7.4 million in the first quarter of 2009. The year-over-year increases in operating income and operating margin were primarily due to an increase in equipment repair and refurbishment services performed in Southwest Asia for the U.S. Army, which is primarily our direct labor generated revenue; and to other direct labor revenue increases associated with our ship transfer services and work performed by our G&B Solutions and Energetics subsidiaries.

Net income for the first quarter of 2010 was $5.4 million, or $1.04 per diluted share, compared to $4.6 million, or $0.91 per diluted share in the first quarter of 2009.

Bookings were $210 million in the first quarter of 2010 compared to $232 million in the first quarter of 2009. Funded contract backlog at March 31, 2010 was $457 million, compared to $476 million at December 31, 2009.

Operational Highlights in First Quarter 2010

  International Group’s GLOBAL Division was awarded contracts with a combined value of $40 million to provide management, engineering, technical, training and logistics support for the Egyptian Navy and Taiwan Navy Foreign Military Sales programs.
  Additionally, GLOBAL Division completed the reactivation of ex-USNS Andrew J. Higgins (renamed Almirante Montt) for Chile. GLOBAL also received a firm fixed-price contract directly from the government of Chile to perform follow-on technical services on Almirante Montt. This contract is our GLOBAL Division’s first direct commercial sale with a foreign customer.
  Federal Group received a $61 million task order ceiling award in February 2010 to continue depot maintenance support for the Army Reserve Legacy Systems.
  G&B Solutions achieved Capability Level 3 of the Software Engineering Institute's (SEI) Capability Maturity Model Integration (CMMI) (R) v1.2. The CMMI(R) rating is a prerequisite and an evaluation factor for the acquisition of many military and government programs with significant systems and software engineering content.
  Our subsidiary ICRC was awarded an indefinite delivery/indefinite quantity Professional Engineering Services contract by the GSA that has a five-year base period and 15 option years, rendering ICRC qualified to provide construction management services to the federal government as well as certain state and international assistance organizations.

Commenting on VSE’s financial results for the first quarter of 2010, Maurice “Mo” Gauthier, VSE’s CEO said, “Our markets have been impacted by pressure on federal discretionary spending. Our revenues in the first quarter declined as a result of reduced subcontract work. The increase in operating income and operating margin in the first quarter was driven by continued expansion of our direct labor workforce. We continue to pursue new business opportunities, independently as well as with our business partners, as we extend our capabilities and presence in the marketplace for professional services provided to the United States government, in both defense and civilian agencies.”

“Our core areas of expertise – sustainment of legacy systems, operational support for the warfighter, engineering support for foreign military sales, IT services, construction management, and technical and management consulting for federal civilian agencies – remain well-aligned with national funding priorities. We are well positioned for the future, and expect to see continued bottom-line improvement in 2010.”

About VSE

VSE is a diversified Federal Services company of choice with over 50 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

VSE Corporation and Subsidiaries
Unaudited Consolidated Financial Statements

Consolidated Balance Sheets (Unaudited)
(in thousands except share and per share amounts)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,188	$8,024
Receivables, principally U.S. Government, net	154,209	175,185
Deferred tax assets	1,586	2,036
Other current assets	8,113	7,979
Total current assets	166,096	193,224

Property and equipment, net	24,035	24,683
Intangible assets	8,877	9,336
Goodwill	20,930	19,530
Other assets	7,598	7,217
Total assets	$227,536	$253,990

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$86,877	$112,995
Accrued expenses	28,849	34,069
Dividends payable	260	258
Total current liabilities	115,986	147,322

Deferred compensation	4,011	3,934
Deferred income taxes	182	324
Other liabilities	1,106	1,100
Total liabilities	121,285	152,680

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,191,213 and 5,170,190, respectively	260	258
Additional paid-in capital	15,521	15,720
Retained earnings	90,470	85,332
Total stockholders’ equity	106,251	101,310
Total liabilities and stockholders’ equity	$227,536	$253,990

VSE Corporation and Subsidiaries
Consolidated Financial Statements

Consolidated Statements of Income (Unaudited)
(in thousands except share and per share amounts)

	For the three months
	ended March 31,
	2010	2009

Revenues	$228,176	$240,455
Contract costs	219,227	232,809
Selling, general and administrative expenses	298	202
Operating income	8,651	7,444
Interest income, net	5	59
Income before income taxes	8,656	7,503
Provision for income taxes	3,258	2,863
Net income	$5,398	$4,640
Basic earnings per share:	$1.04	$0.91
Basic weighted average shares outstanding	5,180,410	5,112,356
Diluted earnings per share:	$1.04	$0.91
Diluted weighted average shares outstanding	5,180,410	5,126,629
Dividends declared per share	$0.050	$0.045

VSE Corporation and Subsidiaries
Consolidated Financial Statements

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	For the three months
	ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$5,398	$4,640
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,152	1,633
Loss (gain) on sale of property and equipment	3	(147)
Deferred taxes	308	(156)
Stock-based compensation	205	294
Changes in operating assets and liabilities:
Receivables, net	20,976	(15,299)
Other current assets and noncurrent assets	(544)	1,028
Accounts payable and deferred compensation	(26,041)	402
Accrued expenses	(6,577)	(3,818)
Other liabilities	6	132

Net cash used in operating activities	(4,114)	(11,291)

Cash flows from investing activities:
Purchases of property and equipment	(1,019)	(2,484)
Contingent consideration payments	(445)	(1,624)

Net cash used in investing activities	(1,464)	(4,108)

Cash flows from financing activities:
Borrowings on loan arrangement	56,808	75,490
Repayments on loan arrangement	(56,808)	(60,342)
Dividends paid	(258)	(229)

Net cash (used in) provided by financing activities	(258)	14,919

Net decrease in cash and cash equivalents	(5,836)	(480)
Cash and cash equivalents at beginning of year	8,024	638
Cash and cash equivalents at end of year	$2,188	$158

CONTACT:
VSE News Contact:
Keren Ackerman, 703-329-4605